AMENDMENT NO. 3 TO

EXLSERVICE HOLDINGS INC.

2006 OMNIBUS AWARD PLAN

The ExlService Holdings, Inc. 2006 Omnibus Award Plan (the “Plan”) is hereby amended as follows, effective January 29, 2009:

1. Section 5(a) of the Plan is amended to read as follows:

“Subject to Section 13, the aggregate number of shares of Stock in respect of which Awards may be granted under the Plan is 7,729,238 shares;”

3. Continuing Effect of Plan. Except as expressly modified hereby, the provisions of the Plan are and shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have acknowledged and executed this amendment to the Plan as of the date set forth above.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Amit Shashank
Name:	Amit Shashank
Title:	Vice President, General Counsel and
Corporate Secretary